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                                                                    EXHIBIT 99.1

DYNEGY, INC.
1000 Louisiana Street Suite 5800
Houston, Texas 77002
Phone 713-507-6400 . Fax 713-507-3871
http://www.dynegy.com

news release                                            [DYNEGY LOGO]

DYNEGY EXPANDS COMMERCIAL RELATIONSHIP WITH CHEVRONTEXACO

   HOUSTON--(BUSINESS WIRE)--Dec. 19, 2001--Dynegy Inc. (NYSE:DYN) today announced it has executed term sheets to expand and extend its commercial agreements with ChevronTexaco to purchase substantially all of legacy Texaco's undedicated U.S. natural gas and natural gas liquids production through August 31, 2006.

   The expanded commercial relationship will increase the ChevronTexaco volume of natural gas purchased by Dynegy to approximately 3.0 Bcf/d. Dynegy will also provide supply and service for approximately 2.0 Bcf/d natural gas for legacy Texaco's facilities and third party term markets. The companies have already initiated the integration of the additional supply and service, with start-up planned for February 1, 2002.

   Dynegy also will purchase the undedicated liquids production associated with the processing of Texaco's natural gas. This would more than double the volume of liquids Dynegy currently purchases from ChevronTexaco in the U.S.

   In the Gulf of Mexico, Dynegy will have the right to process the current uncommitted gas production from the former Texaco properties as well as most future ChevronTexaco production. Dynegy will also purchase Texaco's wholesale propane marketing business and integrate it into its existing wholesale business. Dynegy's current liquids marketing and trading business sells in excess of 586,000 barrels per day of natural gas liquids.

   "The growth of our relationship with ChevronTexaco is a continued vote of confidence in our commercial capabilities," said Chuck Watson, chairman and chief executive officer of Dynegy Inc. "The additional natural gas and natural gas liquids supply added to our portfolio by this agreement further enhances our strategic position as one of the leading physical market participants."

   Dynegy began purchasing Chevron's natural gas and natural gas liquids in 1996 when Dynegy acquired Warren Petroleum, a former Chevron subsidiary.

   Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe.